UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                            MAKER COMMUNICATIONS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    560875106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                        |_|     Rule 13d-1(b)
                        |_|     Rule 13d-1(c)
                        |X|     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                         ------------------
CUSIP NO.  560875106                  13G                    Page 2 of 14 Pages
--------------------                                         ------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              DEER IV & CO. LLC ("Deer IV")*
              11-3298116
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |X|
                                                                   (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              1,703,982 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           1,703,982 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,703,982 shs.*
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                      |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              9.2%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ------------------------------------------------------------------
*The shares reported on this page are the total of those reported on pages 3 and 4, because Deer IV is the General Partner of BVP IV and Bessec IV.

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 14 pages

--------------------                                         ------------------
CUSIP NO.  560875106                  13G                    Page 3 of 14 Pages
--------------------                                         ------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              BESSEMER VENTURE PARTNERS IV L.P. ("BVP IV")*
              11-3298115
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |X|
                                                                    (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              851,990 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           851,990 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              851,990 shs.*
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                           |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              4.6%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ------------------------------------------------------------------
*The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVP IV.

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 14 pages

--------------------                                          -----------------
CUSIP NO.  560875106                  13G                     Page 4 of 14 Pages
--------------------                                          -----------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              BESSEC VENTURES IV L.P. ("Bessec IV")*
              11-3408591
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) |X|
                                                                  (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              851,992 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           851,992 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              851,992 shs.*
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                      |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              4.6%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ------------------------------------------------------------------
*The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of Bessec IV.

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 14 pages

--------------------                                          -----------------
CUSIP NO.  560875106                  13G                     Page 5 of 14 Pages
--------------------                                          -----------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              ROBERT H. BUESCHER
              ###-##-####
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |X|
                                                                    (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              10,429 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           10,429 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              10,429 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                      |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.05%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 5 of 14 pages

--------------------                                          -----------------
CUSIP NO.  560875106                  13G                     Page 6 of 14 Pages
--------------------                                          -----------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              WILLIAM T. BURGIN
              ###-##-####
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) |_|
                                                                  (b) |X|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              173,537 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           173,537 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              173,537 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                      |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.9%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 6 of 14 pages

--------------------                                         ------------------
CUSIP NO.  560875106                  13G                    Page 7 of 14 Pages
--------------------                                         ------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              G. FELDA HARDYMON
              ###-##-####
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              157,358 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           157,358 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              157,358 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                      |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.9%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 7 of 14 pages

--------------------                                         ------------------
CUSIP NO.  560875106                  13G                    Page 8 of 14 Pages
--------------------                                         ------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              CHRISTOPHER F.O. GABRIELI
              ###-##-####
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |X|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              206,575 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           206,575 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              206,575 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                      |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              1.1%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 8 of 14 pages

--------------------                                          -----------------
CUSIP NO.  560875106                  13G                     Page 9 of 14 Pages
--------------------                                          -----------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              DAVID J. COWAN
              ###-##-####
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |X|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              139,727 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           139,727 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              139,727 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                           |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.8%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 9 of 14 pages

--------------------                                         -------------------
CUSIP NO.  560875106                  13G                    Page 10 of 14 Pages
--------------------                                         -------------------


------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              ROBI L. SONI
              ###-##-####
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |X|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              71,926 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           71,926 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              71,926 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                           |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.4%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



                              Page 10 of 14 pages

Item 1.

(a)      Name of Issuer:

                           Maker Communications Inc.

(b)      Address of Issuer's Principal Executive Office:

                           73 Mount Wayte Avenue
                           Framingham, Massachusetts  01702



Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business Office and Citizenship:
         -----------------------------------------------------------------------

         This statement is filed by Bessemer Venture Partners IV L.P. ("BVP IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, and Bessec Ventures IV L.P. ("Bessec IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York. The principal business of each of BVP IV and Bessec IV is making venture capital investments for its own account and is carried on at its principal office.

         This statement is also filed by Deer IV & Co. LLC, a Delaware limited liability company whose managers are Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, David J. Cowan and Robi L. Soni, who are all United States citizens, and by Messrs., Buescher, Burgin, Hardymon, Gabrieli, Cowan and Soni. Deer IV & Co. LLC is the General Partner of BVP IV and Bessec IV and has its principal office at the same address as BVP IV. Deer IV & Co. LLC's principal business is making venture capital investments for the account of BVP IV and Bessec IV and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, CA 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101. Mr. Cowan's principal business address is the Menlo Park address. Mr. Buescher's principal business address is the Westbury address. The other managers' principal business address is the Wellesley Hills address.

         (d) Title of Class of Securities:

                           Common Stock

         (e) CUSIP Number:

                           560875106



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  Not applicable.



                              Page 11 of 14 pages

Item 4.  Ownership

         Items 5 through 9 of Pages 2 through 10 of this Statement incorporated herein by reference.


Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.



Item 8.  Identification and Classification of Members of the Group

         See the answer to Item 2(a), (b) and (c).



Item 9.  Notice of Dissolution of Group

         Not applicable.



Item 10.  Certification

         Not applicable.



                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000

                                   BESSEMER VENTURE PARTNERS IV L.P.

                                   By:  Deer IV & Co. LLC, General Partner

                                   By:  /s/ Robert H. Buescher
                                      --------------------------------------
                                        Robert H. Buescher, Manager




                              Page 12 of 14 pages

                                   BESSEC VENTURES IV L.P.

                                   By:  Deer IV & Co. LLC, General Partner

                                   By:  /s/ Robert H. Buescher
                                      --------------------------------------
                                        Robert H. Buescher, Manager


                                   DEER IV & Co. LLC

                                   By:  /s/ Robert H. Buescher
                                      --------------------------------------
                                        Robert H. Buescher, Manager


                                   WILLIAM T. BURGIN

                                   By:          *
                                      --------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                   G. FELDA HARDYMON

                                   By:          *
                                      --------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                   CHRISTOPHER F. O. GABRIELI

                                   By:          *
                                      --------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                   DAVID J. COWAN

                                   By:          *
                                      --------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact



                              Page 13 of 14 pages

                                   ROBI L. SONI

                                   By:          *
                                      --------------------------------------
                                        Robert H. Buescher, Attorney-in-Fact


                                          /s/ Robert H. Buescher
                                      --------------------------------------
                                      Robert H. Buescher for himself and as
                                      Attorney-in-Fact for the above parties
                                      having an asterisk (*) above their
                                      signature line










                              Page 14 of 14 pages